Exhibit 5.1

2001 ROSS AVENUE DALLAS, TEXAS 75201-2980	AUSTIN DALLAS DUBAI
HONG KONG
TEL +1 214.953.6500	HOUSTON
FAX +1 214.953.6503	LONDON
www.bakerbotts.com	MOSCOW
NEW YORK
RIYADH
WASHINGTON

October 19, 2010

NetSpend Holdings, Inc.

701 Brazos Street, Suite 1300

Austin, Texas 78701-2582

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by NetSpend Holdings, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to 14,506,183 shares (the “Shares”) of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), that may be issued pursuant to the terms of the Amended and Restated NetSpend Holdings, Inc. 2004 Equity Incentive Plan (the “Plan”), certain legal matters in connection with the Shares are being passed upon for you by us.  At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

In our capacity as your counsel in the connection referred to above and as a basis for the opinions hereinafter expressed, we have examined (i) the Certificate of Incorporation and the Bylaws of the Company, in each case as amended to date, (ii) the Plan, (iii) originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, (iv) certificates of public officials and of representatives of the Company, (v) certain resolutions of the Board of Directors of the Company relating, among other things, to the Plan and (vi) statutes and other instruments and documents.  In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the factual matters contained in such certificates.

We have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.  In addition, we have assumed for purposes of this opinion that the consideration received by the Company for the Shares will be not less than the par value of the Shares.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications hereinafter set forth, we are of the opinion that, when issued and sold from time to time in accordance with the provisions of the Plan, the Shares will have been duly authorized by all necessary corporate action on the part of the Company; and upon issuance and delivery of such Shares from time to time pursuant to the terms of the Plan and otherwise in accordance with the terms and conditions of an award granted pursuant to the Plan, and, in the case of stock options, the exercise thereof and payment for such Shares as provided therein, such Shares will be validly issued, fully paid and nonassessable.

The opinions set forth above are limited in all respects to the General Corporation Law of the State of Delaware, and no opinion is expressed herein as to matters governed by the law of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.

Baker Botts L.L.P.